UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

SPX FLOW, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

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	(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
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Customer Letter

Re: Important News Regarding SPX FLOW
Dear Valued Customer:
I am writing with some exciting news about the future of SPX FLOW. This morning, we announced that SPX FLOW has entered into an agreement to be acquired by Lone Star in a transaction that will enable us to continue executing our strategic plans as a private company. As you may know, Lone Star is a private equity firm with a strong track record of partnering with and helping companies like ours achieve new levels of growth and success. Here is the press release.
This transaction is the culmination of the actions we have taken to transform our business and a comprehensive review of strategic alternatives led by our Board of Directors, which included a robust sales process. Ultimately, the Board determined that this transaction with Lone Star was the right path forward, as it provides our shareholders with significant, immediate and certain value.
We are confident this transaction is a positive outcome for SPX FLOW, our employees, customers and business partners. Lone Star believes in our business and brings resources and expertise that will help us reach new levels of growth as we continue serving our customers and bringing innovative solutions to the market.
Business As Usual
In terms of next steps, we expect to complete the transaction in the first half of 2022, subject to regulatory clearance, shareholder approval and other customary closing conditions. Until then, we will remain an independent publicly traded company. It is business as usual and we are focused on meeting the needs of our customers.
Looking ahead, we will continue working with you like we always have. Your company contact will remain the same and we will continue providing the same high-quality products and level of support you expect from us every day.
At SPX FLOW, we embrace teamwork, collaboration and innovation to discover the solutions our customers rely on us for – that’s Solutions in the Making. Our goal is to enable your success and that will remain our primary focus.
We understand there will be questions along the way, and we’ll continue to keep you updated throughout the process. Your current SPX FLOW contact is always available to help you with any immediate business needs.
On behalf of the SPX FLOW team, thank you for your support. We value our relationship with you and look forward to serving you in the years to come.

Sincerely,
Marc Michael

Important Information For Investors And Stockholders
Additional Information and Where to Find it
The proposed acquisition of the SPX FLOW, Inc. (the “Company”), by LSF11 Redwood Acquisitions, LLC (“Parent”) and Redwood Star Merger Sub, Inc (“Merger Sub”) will be submitted to the stockholders of the Company for their consideration. In connection with the proposed transaction, the Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement with respect to a special meeting of the Company’s stockholders to approve the proposed transaction. The definitive proxy statement will be mailed to the Company stockholders. The Company also plans to file other documents with the SEC regarding the proposed transaction. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSED TRANSACTION. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents containing important information about the Company, Parent and Merger Sub, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website at https://investor.spxflow.com/or by contacting Scott Gaffner, Vice President, Investor Relations and Strategic Insights, SPX FLOW, 13320 Ballantyne Corporate Place, Charlotte, North Carolina 28277.
Certain Information Regarding Participants
The Company and certain of its directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed transaction. Information about the directors and executive officers of the Company is set forth in its Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on February 19, 2021, and in its proxy statement for its 2021 annual meeting of stockholders, which was filed with the SEC on April 1, 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, in the proposed transaction will be contained in the proxy statement for the special meeting and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.